NEWS RELEASE

Contacts:	Gregg Melnick
Chief Financial Officer
(973) 453-8780

Edward Nebb
Comm-Counsellors, LLC
(203) 972-8350

FOR IMMEDIATE RELEASE

PARTY CITY CORPORATION ANNOUNCES
FISCAL 2005 FIRST QUARTER SALES RESULTS

     Rockaway, New Jersey, October 11, 2004 – Party City Corporation (Nasdaq: PCTY), America’s largest party goods chain, today announced its sales for the first quarter ended October 2, 2004. Based on prevailing sales trends, the Company also updated its same-store sales outlook for the first half of fiscal 2005.

     Net sales for Company-owned stores were $98.6 million for the first quarter of fiscal 2005, a decrease of 3.9% as compared with $102.6 million in the first quarter of fiscal 2004. Same-store sales for Company-owned stores decreased 5.2% in the first quarter of fiscal 2005 as compared with the first quarter of 2004, while same-store sales for franchise stores decreased 2.9% for the same period. Total chain-wide net sales (which include aggregate sales for Company-owned and franchise stores) were approximately $202.3 million for the first quarter of fiscal 2005, a decrease of 2.3% compared with $207.1 million in the first quarter of fiscal 2004.

     Party City attributed these results for Company-owned stores to a decrease of 8.7% in same-store sales of everyday merchandise, which was partly offset by an increase of 5.0% in same-store sales of seasonal merchandise, largely helped by five additional days of Halloween sales included in the first quarter of fiscal 2005. The fiscal 2005 first quarter sales results also reflect a lower level of discounting and promotional activity compared with the previous year.

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Fiscal 2005 First Half Same-Store Sales Outlook

     The Company said that, in light of the first quarter trend of declining same-store sales of everyday merchandise, somewhat offset by increasing same-store sales in the seasonal area, Party City could experience a low-to-mid single-digit percentage decrease in total same-store sales for the first half of fiscal 2005, as compared with the same period of fiscal 2004; albeit a greater percentage of the Company’s first half sales occur in the second fiscal quarter. Previously, the Company said it expected same-store sales growth in the low single digits for the first half of fiscal 2005.

Management Comment

     Commenting on these results, Nancy Pedot, Party City’s Chief Executive Officer, stated, “As we have been saying for some time, our product transition in the everyday area is still underway. Since everyday merchandise historically accounts for about 75% of our sales volume in the first quarter, the declining trend in this area was largely responsible for the same-store sales results during the quarter. In those areas where we have introduced new, exclusive designs and coordinated assortments, we have experienced strong sales increases compared with the products that were replaced. However, the new products still comprise a relatively small amount of our total sales volume, so we have not yet seen the positive impact on overall sales that we believe will occur in the second half of 2005.”

     Ms. Pedot added, “We still believe, as previously announced, that the benefits of Party City’s strategic initiatives should be most evident in the second half of this fiscal year, as we introduce fresh product assortments in the everyday area, and continue to improve our shopping experience. As we realize the cost savings and productivity gains from our logistics initiative, we will see an improvement in gross margin for fiscal 2005 overall.”

Other Information

	Quarter ended
($ in millions)	October 2, 2004	September 27, 2003

Total chain-wide net sales	$202.3	$207.1
Company-owned stores:
Net sales	$98.6	$102.6
Same-store sales	(5.2%)	3.9%
Number of Company-owned stores, end of period	249	247
Franchise stores:
Same-store sales	(2.9%)	3.3%
Number of franchise stores, end of period	259	253

     Party City Corporation is America’s largest party goods chain. Party City currently operates 249 Company-owned stores and has 259 franchise stores in the United States and Puerto Rico. To learn more about Party City, visit the Company’s website at http://www.partycity.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the effect of price and product competition in the party goods industry in general and in our specific market areas, our ability to anticipate customer demand for products and to design and develop products that will appeal to our customers, our ability to open new stores successfully and/or to identify, execute and integrate acquisitions and to realize synergies, the availability and terms of capital to fund capital improvements, acquisitions and ongoing operations, our ability to manage successfully our franchise program, our ability to improve our fundamental business processes and reduce costs throughout our organization, our ability to attract and retain qualified personnel, changes in costs of goods and services and economic conditions in general. Please see our filings with the Securities and Exchange Commission for a more complete discussion and analysis of these and other risks and uncertainties. You are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release, and we have no obligation or intention to update or revise such forward-looking statements.

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